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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Unigraphics Solutions Inc.

     We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-57485, 333-75975, 333-75979, 333-90641, 333-33384, 333-33386)
of Unigraphics Solutions Inc. of our report dated January 30, 2001, relating to the consolidated balance sheets of Unigraphics Solutions Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity/net investment and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of Unigraphics Solutions Inc.



                                                           KPMG LLP

St. Louis, Missouri
March 27, 2001